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                                                                  Exhibit 99(a)


[Solutia Letterhead]


FOR IMMEDIATE RELEASE
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REORGANIZATION INFORMATION LINE: (800) 298-2303
REORGANIZATION WEBSITE: www.solutia.com/reorganization
                                            MEDIA: Glenn Ruskin (314) 674-4078
                                EQUITY INVESTORS: Marleen Judge (314) 674-7777
                                   DEBT INVESTORS: Kevin Wilson (314) 674-4905

       SEEKING RELIEF FROM FORMER MONSANTO COMPANY LEGACY LIABILITIES, SOLUTIA FILES VOLUNTARY PETITION FOR CHAPTER 11 REORGANIZATION

             WORLDWIDE OPERATIONS CONTINUE WITHOUT INTERRUPTION

 COMPANY OBTAINS COMMITMENT FOR $500 MILLION IN DEBTOR-IN-POSSESSION FINANCING

         ST. LOUIS - DEC. 17, 2003 -- Solutia Inc. (NYSE:SOI), a leading manufacturer and provider of performance films, specialty chemicals and an integrated family of nylon products, announced today that it and 14 of its U.S. subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Solutia's affiliates outside the United States were not included in the Chapter 11 filing. Solutia has approximately 6,700 employees worldwide.

         During the Chapter 11 proceedings, Solutia's worldwide operations will operate without interruption. The Company has taken steps to ensure continued supply of goods and services to its customers. In that regard, Solutia has received a commitment for up to $500 million in new debtor-in-possession (DIP) financing, $350 million of which will replace Solutia's current senior credit facility. Upon Court approval, the DIP financing, combined with the Company's cash from operations, will provide sufficient funding for operations during the


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Chapter 11 process. Vendors will be paid in full for all goods furnished and services provided after the filing date as required by the Bankruptcy Code. The Company has requested Court approval to continue to pay employees without disruption and in the same manner as before the filing, and expects the request to be granted as part of the Court's "first day" orders.

         The decision to file was made to obtain relief from the negative impact on the Company caused by legacy liabilities, which include litigation and settlement costs, environmental remediation and Monsanto retiree healthcare obligations, Solutia was required to assume when the Company was spun-off from the former Monsanto Company, which is now known as Pharmacia, a wholly owned subsidiary of Pfizer. These legal liabilities have been an obstacle to Solutia's financial stability and success. Under the U.S. Bankruptcy Code, these liabilities will be discharged as pre-petition liabilities pursuant to a plan of reorganization.

         "Solutia has spent approximately $100 million each year to service legacy liabilities that it was required to accept at the time of the spin-off from Monsanto," said John C. Hunter, chairman, president and chief executive officer of Solutia. "We have taken aggressive steps to offset these legacy costs and strengthen our financial health by cutting more than $100 million from our operating costs, working with Monsanto Corporation to resolve the onerous Alabama PCB litigation, refinancing our credit facility and beginning to restructure our broader debt portfolio. Concurrently, we have made every effort to come to an out-of-court resolution with Monsanto regarding these legacy liabilities. However, these negotiations have not been successful.

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         "We simply could not continue to sustain our operations burdened by
Monsanto's legacy liabilities, which, combined with the weakened state of the chemical manufacturing sector, current economic conditions and the continuing high energy and crude oil costs with unprecedented volatility, has prevented us from realizing Solutia's true value," added Hunter.
"Today's action represents a significant step for Solutia, a turning point that allows us to take control of our future. We believe that the Chapter 11 process will give us a forum to shed these burdensome liabilities and to compete on a more level playing field with others in our industry.

         "The protections afforded by Chapter 11 allow us to restore our focus on operations, improve our balance sheet and realize the full value of our businesses. In addition, the Company will be better positioned to continue to provide its customers with the high quality products and exceptional services they have grown to expect from Solutia.

         "When we successfully emerge from Chapter 11, Solutia's employees, customers, and vendors can look forward to a company that can grow and compete successfully in its marketplaces," Mr. Hunter said. "We appreciate the ongoing loyalty and support of our employees. Their dedication and hard work are critical to our success and integral to the future of the Company. I would also like to thank our customers, vendors and business partners for their continued support during this process."

         Additional information on Solutia's Chapter 11 reorganization is available from the Company's web site, www.Solutia.com. The Company has also set up a toll free Reorganization Information Line at 1-800-298-2303.

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FORWARD-LOOKING STATEMENT

         This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) the ability of Solutia to develop, prosecute, confirm and consummate one or more Chapter 11 plans of reorganization; (ii) the potential adverse impact of the Chapter 11 filing on Solutia's operations, management and employees, and the risks associated with operating businesses under Chapter 11 protection; (iii) the ability of Solutia to comply with the terms of the DIP financing facility;
(iv) world economic conditions, competitive pressures, gain or loss of significant customers, labor relations and disruption of operations, raw material and energy costs, currency and interest rate fluctuations, success in implementing pricing actions and managing spending, operating rates, cost of debt, environmental compliance and remediation and other factors; (v) customer response to the Chapter 11 filing; and (vi) the risk factors or uncertainties listed from time to time in Solutia's filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the Company's Chapter 11 filing. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.
Solutia ... Solutions for a Better Life.

Source: Solutia Inc.

St. Louis
Date 12/17/03

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